Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   April 16, 2010

ACME UNITED CORPORATION REPORTS FIRST QUARTER SALES INCREASE OF 16%, SOLID EARNINGS GROWTH

FAIRFIELD, CONN. – April 16, 2010 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended March 31, 2010 were $13.1 million, compared to $11.3 million in the first quarter of 2009, an increase of 16% (13% in local currency).

Net income was $214,000 or $.07 per diluted share for the quarter ended March 31, 2010 compared to $42,000 or $.01 per diluted share for the comparable period last year.

Net sales for the first quarter of 2010 in the U.S. segment increased 13% compared to the same period in 2009. The growth was mainly due to increased sales of new products, including iPoint pencil sharpeners, proprietary non-stick scissors, and Speed Pak utility knives. The Company added a number of new customers including major hardware and industrial accounts.

Net sales in Canada in the first quarter of 2010 increased 22% in U.S. dollars and 2% in local currency. European sales in the first quarter of 2010 increased 26% in U.S. dollars and 20% in local currency compared to the first quarter in 2009. Sales in Europe increased due to growth in the mass and office markets.

Gross margins were 39% in the first quarter of 2010 compared to 38% in the first quarter of 2009.

Walter C. Johnsen, President and CEO said, “All business segments had growth during the quarter, and contributed to our performance.  We are particularly pleased with the sales of our new products, and the prospects for growth from our large customer base and new customers.”

The Company’s bank debt less cash on March 31, 2010 was $3.4 million compared to $8.6 million on March 31, 2009.  During the 12 month period ended March 31, 2010, Acme purchased 175,509 shares of its common stock for treasury for a total of approximately $1.5 million and paid $650,000 in dividends on its common stock, which were offset by cash flow from operations of $7.4 million. As of March 31, 2010, there were 148,826 shares that may be purchased under the Company’s stock repurchase program.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2010
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2010	March 31, 2009

Net sales	$13,121	$11,297
Cost of goods sold	8,008	7,000
Gross profit	5,113	4,299
Selling, general, and administrative expenses	4,812	4,216
Income from operations	301	82
Interest expense, net	20	7
Other expense, net	14	12
Pre-tax income	267	63
Income tax expense	53	21
Net income	214	42

Shares outstanding - Basic	3,170	3,343
Shares outstanding - Diluted	3,274	3,402

Earnings per share - basic	0.07	0.01
Earnings per share - diluted	0.07	0.01

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2010
(Unaudited)

Amounts in $000's

	March 31, 2010	March 31, 2009
Assets
Current assets:
Cash	$5,468	$3,283
Accounts receivable, net	10,230	9,625
Inventories	18,497	21,734
Prepaid and other current assets	1,229	1,245
Total current assets	35,424	35,888

Property and equipment, net	2,050	2,339
Long term receivable	1,879	1,933
Other assets	2,556	2,512
Total assets	$41,909	$42,672

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,030	$2,824
Other current liabilities	2,557	3,767
Total current liabilities	6,587	6,591

Long-term debt	8,908	11,880
Other non-current liabilities	1,815	1,944
Total liabilities	17,310	20,415
Total stockholders' equity	24,599	22,257
Total liabilities and stockholders' equity	$41,909	$42,672